Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   Ron Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Second Quarter Fiscal 2012

Financial Results

Exton, PA.  — April 25, 2012 — Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2012, ending March 31, 2012.

Net revenues for the second quarter of fiscal 2012 were $6.8 million, up compared to $6.7 million in the second quarter of fiscal 2011.  The Company reported fiscal second quarter 2012 net income of $289,000, or $0.02 per fully diluted share, compared to net income of $499,000, or $0.03 per fully diluted share, in the same quarter a year ago.  The company generated $628,000 of cash flow from operations in the second quarter of fiscal 2012.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc., said, “Revenues for the quarter were up slightly from a year ago largely on the strength of the progress achieved on certain customer arrangements which support ongoing engineering product development programs. Each of these programs has the potential to significantly increase our addressable market, as Shahram

Askarpour outlines below.  Gross margins reflected this increased proportion of lower margin EMD revenues. Our ability to adjust resources to current project demands enabled us to achieve our profitability and cash flow objectives in the quarter.   Backlogs have remained relatively stable, although each of our military, commercial air transport and general aviation end markets is working through independent but concurrent industry issues.

By focusing on broadening our range of products and services, such as system integration and advanced avionics, we are creating the opportunity for larger contracts in previously untapped markets and building recognition for the Innovative Solutions & Support brand throughout both the domestic and international markets.”

At March 31, 2012, the Company had $43.2 million of cash on hand, an increase from the $42.8 million cash balance at December 31, 2011.  The Company remains free of long-term debt.  Cash at March 31, 2012 is net of approximately $210,000 used to repurchase Company stock in the second quarter.  Backlog was approximately $25.5 million at March 31, 2012, little changed from $25.7 million at December 31, 2011.  Backlog reflects the engineering value of the EMD development, but does not include the prospective production revenues associated with these programs.

At the end of the quarter, accounts receivable included $760,000 from sales to American Airlines, Inc., prior to its bankruptcy.  Based upon the present status of the bankruptcy proceeding, we are not able to determine when or the extent to which the receivable will be collected.

Six Month Results

Revenues for the six months ended March 31, 2012 were $11.5 million, compared to $13.3 million for the six months ended March 31, 2011. For the six months ended March 31, 2012, the net loss was $54,000, or ($0.00) per diluted share, compared to net income of $784,000, or $0.05 per diluted share, for the first half of last fiscal year. Cash flow from operating activities for the first half of the year was $1.2 million, compared to $1.7 million for the same period in 2011.

Shahram Askarpour, President of ISSC, added, “The second quarter was a period of progress on our four large EMD programs: an aerial refueling operator control and display unit, a complete systems integration and CNS/ATM avionics upgrade, an OEM Advanced Avionics Suite, and an advanced electronic monitoring and control system.  These large programs generally are higher dollar value orders, which translate into top line growth as they move into production. They also position the company to obtain other programs as a system integrator and on additional aircraft types.

As always, we are pursuing our growth strategy while managing costs to maintain a strong financial condition and to build long-term value for shareholders.”

Business Outlook

Looking to the full year, the Company is forecasting revenues to be roughly comparable to the last fiscal year.  However, given the risks in the present economic environment, revenue for the year may end up being less than last year, which could also result in negative profitability for the year.  The Company’s new product and

expanded platform initiatives are expected to increase the proportion of revenues and margins from EMD sales in fiscal 2012.   Management will provide additional commentary during the earnings conference call.

Conference Call

The Company will be hosting a conference call April 26, 2012 at 10:00 a.m. EDT to discuss these results and its business outlook.  Please use the following dial in number to register your name and company affiliation for the conference call: 877-397-0286. The conference ID# is 3441450. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision reduced carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheet

(unaudited)

	March 31,	September 30,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$43,197,526	$42,625,854
Accounts receivable, net	3,582,988	3,124,114
Inventories	4,478,872	3,508,595
Deferred income taxes	428,786	438,635
Prepaid expenses and other current assets	1,253,226	875,636

Total current assets	52,941,398	50,572,834

Property and equipment, net	7,336,930	7,476,362

Other assets	161,000	208,408

Total Assets	$60,439,328	$58,257,604

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current portion of capitalized lease obligations	$6,712	$13,189
Accounts payable	1,620,466	443,516
Accrued expenses	1,921,215	2,551,389
Deferred revenue	2,319,265	232,630

Total current liabilities	5,867,658	3,240,724

Deferred income taxes	557,449	566,963
Other liabilities	78,722	189,130

Total Liabilities	6,503,829	3,996,817

Commitments and contingencies	—	—

Shareholders’ Equity

Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2012 and September 30, 2011	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,308,259 and 18,286,884 issued at March 31, 2012 and September 30, 2011, respectively	18,308	18,287

Additional paid-in capital	47,495,010	47,206,690
Retained earnings	26,572,139	26,626,242
Treasury stock, at cost, 1,633,426 and 1,544,910 shares at March 31, 2012 and September 30, 2011, respectively	(20,149,958)	(19,590,432)

Total Shareholders’ Equity	53,935,499	54,260,787

Total Liabilities and Shareholders’ Equity	$60,439,328	$58,257,604

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Six months ended
	March 31		March 31,
	2012	2011	2012	2011

Sales	6,760,221	$6,746,070	11,515,680	13,275,881

Cost of Sales	3,659,505	2,873,414	6,289,365	5,809,069

Gross Profit	3,100,716	3,872,656	5,226,315	7,466,812

Operating expenses:
Research and development	926,379	1,556,827	1,716,602	2,910,434
Selling, general and administrative	1,827,794	1,849,143	3,821,369	3,938,492
Total operating expenses	2,754,173	3,405,970	5,537,971	6,848,926

Operating (loss) income	346,543	466,686	(311,656)	617,886

Interest income	20,156	45,263	41,935	92,855
Interest expense	(180)	(404)	(417)	(862)
Other income	8,568	—	50,637	150,003

(Loss) income before income taxes	375,087	511,545	(219,501)	859,882

Income tax (benefit) expense	86,214	12,393	(165,395)	75,950

Net (loss) income	$288,873	$499,152	$(54,106)	$783,932

Net (loss) income per Common Share
Basic	$0.02	$0.03	$(0.00)	$0.05
Diluted	$0.02	$0.03	$(0.00)	$0.05

Weighted Average Shares Outstanding
Basic	16,636,725	16,782,684	16,679,109	16,782,684
Diluted	16,636,732	16,838,662	16,679,109	16,829,918